Exhibit 99.4

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations
Executive Level Overview
We are primarily engaged in the development, manufacturing and sale of our proprietary OmniPod System, an innovative, discreet and easy-to-use continuous insulin delivery system for people with insulin-dependent diabetes. The OmniPod System features a small, lightweight, self-adhesive disposable tubeless OmniPod device which is worn on the body for approximately three days at a time and its wireless companion, the handheld PDM. Conventional insulin pumps require people with insulin-dependent diabetes to learn to use, manage and wear a number of cumbersome components, including up to 42 inches of tubing. In contrast, the OmniPod System features only two discreet, easy-to-use devices that eliminate the need for a bulky pump, tubing and separate blood glucose meter, provides for virtually pain-free automated cannula insertion, communicates wirelessly and integrates a blood glucose meter. We believe that the OmniPod System’s unique proprietary design and features allow people with insulin-dependent diabetes to manage their diabetes with unprecedented freedom, comfort, convenience, and ease.
We began commercial sale of the OmniPod System in the United States in 2005. We sell the OmniPod System and other diabetes management supplies in the United States through direct sales to customers or through our distribution partners. The OmniPod System is currently available in multiple countries in Europe, Canada and Israel. In July 2015, we executed an asset purchase agreement with GSK whereby we acquired assets associated with the Canadian distribution of our products and we assumed the distribution, sales, marketing, training and support activities for the OmniPod system in Canada. Additional information regarding this acquisition is provided in note 3 to the consolidated financial statements.
In addition to using the Pod for insulin delivery, we also partner with global pharmaceutical and biotechnology companies to tailor the OmniPod technology platform for the delivery of subcutaneous drugs across multiple therapeutic areas.
In June 2011, we acquired Neighborhood Diabetes. Through Neighborhood Diabetes, we provided customers with blood glucose testing supplies, traditional insulin pumps, pump supplies and pharmaceuticals and had the ability to process claims as either durable medical equipment or through pharmacy benefits. In February 2016, we sold Neighborhood Diabetes to Liberty Medical. Additional information regarding the sale of our Neighborhood Diabetes business is provided in note 18 to the consolidated financial statements.
Highlights and Recent Developments:

•	Exceeded expectation within our Drug Delivery business with initial launch of the OmniPod technology for use with Amgen's Neulasta product and expanded the pipeline to six development agreements.

•	Sold our Neighborhood Diabetes business in February 2016 to focus on faster growing innovative products.

•	Signed development agreement with Eli Lilly and Company for OmniPod delivery of U200 concentrated insulin, significantly expanding OmniPod's addressable market for Type 1 and Type 2 diabetes.

•	Signed development agreement with algorithm partner for OmniPod Artificial Pancreas.
2015 Revenue Results:

•	Total revenue of $263.9 million

◦	U.S. OmniPod revenue of $189.6 million

◦	International OmniPod revenue of $40.3 million

◦	Drug Delivery revenue of $34.0 million
Our long-term financial objective is to achieve and sustain profitable growth. Our efforts in 2016 will be focused primarily on the expansion of our customer base in the United States and internationally and increasing our profitability. Achieving these objectives is expected to require additional investments in certain personnel and initiatives, as well as enhancements to our manufacturing efficiency and effectiveness. We believe that we will continue to incur net losses in the near term in order to achieve these objectives. However, we believe that the accomplishment of our near term objectives will have a positive impact on our financial condition in the future.

Exhibit 99.4

Components of Financial Operations
Revenue.  We derive most of our revenue from global sales of the OmniPod System. Our revenue also includes sales of devices based on the OmniPod technology platform to global pharmaceutical and biotechnology companies for the delivery of subcutaneous drugs across multiple therapeutic areas.
In June 2011, we entered into a development agreement with a U.S. based pharmaceutical company (the "Development Agreement”). Under the Development Agreement, we were required to perform design, development, regulatory, and other services to support the pharmaceutical company as it worked to obtain regulatory approval to use our drug delivery technology as a delivery method for its pharmaceutical. The pharmaceutical company received regulatory approval in December 2014 and now purchases product from us for use with its pharmaceutical under a supply agreement.
Cost of revenue.    Cost of revenue consists primarily of raw material, labor, warranty, inventory reserve and overhead costs such as freight-in and depreciation and the cost of products we acquire from third party suppliers.
Research and development.    Research and development expenses consist primarily of personnel costs and outside services within our product development, regulatory and clinical functions, and product development projects. We generally expense research and development costs as incurred.
Sales and marketing.    Sales and marketing expenses consist primarily of personnel costs within our sales, marketing, reimbursement support, customer care and training functions, sales commissions paid to our sales representatives and costs associated with participation in medical conferences, physician symposia and promotional activities.
General and administrative.    General and administrative expenses consist primarily of salaries and other related costs for personnel serving the executive, finance, legal, information technology and human resource functions, as well as legal fees, accounting fees, insurance costs, bad debt expenses, shipping, handling and facilities-related costs.
Results of Operations
This section discusses our consolidated results of operations for 2015 compared to 2014, as well as 2014 compared to 2013, and should be read in conjunction with the consolidated financial statements and accompanying notes included in Exhibit 99.5 under Item 8 of this Form 8-K.

Exhibit 99.4

TABLE 1: RESULTS OF OPERATIONS

	Years Ended December 31,				Years Ended December 31,
(In Thousands)	2015	2014	$ Change	% Change	2014	2013	$ Change	% Change
Revenue	$263,893	$231,321	$32,572	14%	$231,321	$185,139	$46,182	25%
Cost of revenue	130,622	104,195	26,427	25%	104,195	95,364	8,831	9%
Gross profit	133,271	127,126	6,145	5%	127,126	89,775	37,351	42%
Gross margin	50.5%	55.0%			55.0%	48.5%
Operating expenses:
Research and development	43,208	27,900	15,308	55%	27,900	21,765	6,135	28%
Sales and marketing	78,407	50,552	27,855	55%	50,552	45,176	5,376	12%
General and administrative	60,392	57,548	2,844	5%	57,548	49,509	8,039	16%
Total operating expenses	182,007	136,000	46,007	34%	136,000	116,450	19,550	17%
Operating loss	(48,736)	(8,874)	(39,862)	449%	(8,874)	(26,675)	17,801	(67)%
Interest and other expense, net	(12,654)	(39,006)	26,352	(68)%	(39,006)	(15,783)	(23,223)	147%
Loss from continuing operations before income taxes	(61,390)	(47,880)	(13,510)	28%	(47,880)	(42,458)	(5,422)	13%
Income tax expense	(212)	(60)	(152)	253%	(60)	(22)	(38)	173%
Net loss from continuing operations	(61,602)	(47,940)	(13,662)	28%	(47,940)	(42,480)	(5,460)	13%
Loss from discontinued operations, net of tax	(11,918)	(3,560)	(8,358)	235%	(3,560)	(2,494)	(1,066)	43%
Net loss	$(73,520)	$(51,500)	$(22,020)	43%	$(51,500)	$(44,974)	$(6,526)	15%
Comparison of the Years Ended December 31, 2015 and December 31, 2014
Revenue
Our total revenue increased to $263.9 million, up $32.6 million, or 14%, in the year ended 2015 compared to the year ended 2014, primarily led by growth in U.S. OmniPod revenue and our on-body injection device for drug delivery, offset by lower international OmniPod revenue. Our U.S. OmniPod revenue increased to $189.6 million, up $13.7 million, or 8%, reflecting growth in our installed base of OmniPod users, offset in part by unfavorable distributor ordering patterns and a reduction in royalty revenues of $3.2 million. Our drug delivery revenue increased to $34.0 million, up $28.6 million, due to strong growth in demand for our on-body injection device following regulatory approval in December 2014. Our international OmniPod revenue decreased to $40.3 million, down $9.7 million, or 19%, primarily reflecting lower distributor sales due to changes in distributor ordering patterns despite continued growth in our installed base of OmniPod users. This decrease internationally was partially offset by growth in Canada (we acquired our Canadian distributor in July 2015).
For the year ending December 31, 2016 we expect strong revenue growth from all of our product lines as we continue our expansion in the United States and internationally. As we increase commercial sales with our drug delivery partners, we expect that the revenue from our on-body injection devices will be a higher relative percentage of our overall growth. In the fourth quarter of 2015, we continued to see strong growth of approximately 20% in U.S. OmniPod new patient starts and expect this pattern to continue. New patient starts is an early indicator of future growth in our recurring revenue model rather than an explanation of growth for a given quarterly period. Increased revenue is dependent upon the success of our sales efforts, our customer retention and our ability to produce our products in sufficient volumes as our patient base grows and is subject to other risks and uncertainties.
Cost of Revenue
Cost of revenue increased $26.4 million in the year ended 2015 compared to the same period in 2014 primarily due to an increase in sales volumes, as well as $11.5 million of costs directly and indirectly attributable to a voluntary Field Safety Notification that we initiated in November 2015 after identifying certain lots of OmniPod product which had a slight increase in the reported cases in which the needle mechanism failed to deploy or there was a delay in the deployment of the needle mechanism. The product manufactured in this condition was contained prior to distribution and will ultimately be scrapped.
Gross Margin

Exhibit 99.4

Gross margin in the year ended 2015 decreased by approximately 4 points compared to the same period in 2014. The decrease primarily resulted from approximately $11.5 million of costs directly and indirectly attributable to the voluntary field safety notification. The decrease in gross margin also reflects an increased investment in product quality and related policies and procedures to stand behind our products, which contributed to a $3.3 million increase in warranty expense year over year, of which $0.4 million related to the voluntary field safety notification.
For the year ending December 31, 2016, we expect gross margin to increase primarily from enhancements to our manufacturing efficiency and effectiveness.
Research and Development
Research and development expenses increased $15.3 million to $43.2 million for the year ended December 31, 2015, compared to $27.9 million for the same period in 2014. The increase was the result of expenses related to our development projects, including a new PDM, the use of concentrated insulin for patients with higher insulin-resistance and investment in our artificial pancreas program, as well as expenses related to software development costs of $10.5 million.
For the year ending December 31, 2016, we expect overall research and development spending to increase due to the development efforts on our on-going projects including mobile application development, integration with continuous glucose monitoring technology, development efforts with Eli Lilly and Company for the use of concentrated insulin, our artificial pancreas program, and the continued investment to support the use our technology as a delivery platform for other pharmaceuticals.
Sales and Marketing
Sales and marketing expenses increased $27.9 million to $78.4 million for the year ended December 31, 2015, compared to $50.6 million for the same period in 2014. The increase was mainly the result of a $19.5 million increase in employee related expenses associated with the expansion of our sales force and customer support personnel. Additionally, there was a $6.9 million increase in costs associated with marketing campaigns, new market opportunities and other strategic initiatives as we continue to expand awareness of the OmniPod System and our on-body injection devices for drug delivery.
We expect sales and marketing expenses in the year ending December 31, 2016 to increase as we see the full-year impact of the 2015 commercial team expansion and invest in initiatives that will enhance awareness, customer satisfaction and drive increased adoption of the OmniPod System as well as increased adoption of our technology as a delivery platform for other pharmaceuticals.
General and Administrative
General and administrative expenses increased $2.8 million to $60.4 million for the year ended December 31, 2015, compared to $57.5 million for the same period in 2014, mainly the result of an increase of $1.7 million in audit, professional services and consulting fees and an increase of $1.6 million in technology license fees and consulting services. Additionally, there was an increase in shipping costs of $1.4 million, an increase in employee related expenses of $0.9 million, a $0.9 million increase in expenses associated with claims and settlements and a $0.9 million increase in occupancy and depreciation expense. This increase was offset by a decrease in legal fees of approximately $6.2 million, mainly related to the Becton, Dickinson and Company litigation settlement in 2014. The remainder of the change is due to other insignificant increases in various general and administrative expenses driven by increased business activity.
For the year ending December 31, 2016, we expect overall general and administrative expenses to increase as compared to 2015 as we continue to grow the business and make investments in our operating structure to support this continued growth.
Interest and Other Expense, Net
Interest and other expense, net was $12.7 million for the year ended December 31, 2015, compared to $39.0 million for the year ended December 31, 2014. The significant changes in interest and other expense, net was primarily related to the loss from extinguishment of long-term debt of $23.2 million in 2014 as well as the change in interest rate on our long-term debt to 2% in mid 2014 from 3.75%.
Income Tax Expense
In the years ended December 31, 2015 and 2014, income tax expense was $0.2 million and $0.1 million, respectively. Income tax expense is comprised of a current portion for 2015 and 2014 and deferred portion for 2015. The current portion primarily related to state and foreign taxes and the deferred portion primarily related to federal and state tax amounts. The increase in tax expense is due to foreign taxes due to our acquisition in 2015 of

Exhibit 99.4

the Canadian distribution assets. Additional information regarding income tax expenses is provided in note 16 to the consolidated financial statements.
Net Loss from Discontinued Operations
The loss from discontinued operations increased by approximately $8.4 million in the year ended December 31, 2015, compared to the year ended December 31, 2014. This increase was primarily the result of a $9.1 million impairment charge recorded in the fourth quarter of 2015 for the long-lived assets of Neighborhood Diabetes.
Comparison of the Years Ended December 31, 2014 and December 31, 2013
Revenue
Total revenue increased $46.2 million in the year ended 2014 compared to the same period in 2013, primarily the result of an increase in U.S. and international OmniPod revenue. Our U.S. OmniPod revenue increased to $176 million, up $22.5 million, or 15%, reflecting growth in our installed base of OmniPod users. Our international OmniPod revenue increased to $50.0 million, up $25.5 million, reflecting increased installed base as well as increased stock of on hand inventory from our international distributor during 2014.
Cost of Revenue
In the year ended December 31, 2014, cost of revenue increased $8.8 million compared to the same period in 2013 primarily due to higher sales volumes in the United States and internationally. These increases were partially offset by lower per-unit costs of the OmniPod System resulting from cost savings on raw materials, volume discounts from our suppliers and increased absorption of manufacturing overhead driven by increased production volumes.
Gross Margin
Gross margin in the year ended 2014 increased by approximately 6 points compared to the same period in 2013 due to efficiencies in the manufacturing process.
Research and Development
Research and development expenses increased $6.1 million to $27.9 million for the year ended December 31, 2014, compared to $21.8 million for the same period in 2013. The increase was primarily the result of expenses related to our development projects and included a $3.3 million increase in employee related expenses. Additionally, we incurred a $2.0 million increase in consulting and temporary labor related to our development projects and a $0.5 million increase in supplies and consumables.
Sales and Marketing
Sales and marketing expenses increased $5.4 million to $50.6 million for the year ended December 31, 2014, compared to $45.2 million for the same period in 2013. The increase was primarily the result of a $4.8 million increase in employee related expenses including management transition costs and stock-based compensation and costs related to the addition of employees as we continue to expand our sales force. Additionally, we incurred a $1.2 million increase in costs associated with marketing campaigns and other advertising costs.
General and Administrative
General and administrative expenses increased $8 million to $57.5 million for the year ended December 31, 2014, compared to $49.5 million for the same period in 2013 The increase included approximately $9.1 million related to management retirement and transition costs, an increase of $1.6 million in management and technology consulting services, $1.2 million in employee related expenses including stock compensation and $0.5 million in infrastructure costs. The increase was partially offset by a year over year decrease of $2.6 million in legal expenses and $2.5 million of nonrecurring impairment charges for equipment no longer being used which was recorded in 2013.
Interest and Other Expense, Net
Interest and other expense, net was $39.0 million and $15.8 million for the years ended December 31, 2014 and 2013, respectively. The significant change in interest and other expense, net was primarily related to the loss from extinguishment of long-term debt of $23.2 million in 2014, as well as the change in interest rate on our long-term debt to 2% in mid 2014 from 3.75% in the prior periods.
Income Tax Expense
Income tax expense was less than $0.1 million for both the years ended December 31, 2014 and 2013. Income tax expense is comprised of a current expense which is primarily related to state and foreign taxes.
Net Loss from Discontinued Operations

Exhibit 99.4

The net loss from discontinued operations increased by approximately $1.1 million in the year ended December 31, 2014, compared to the year ended December 31, 2013. This increase was primarily the result of lower sales from Neighborhood Diabetes of approximately $4.1 million related to certain mail-order diabetic testing supplies such as blood glucose testing strips and lancets to Medicare beneficiaries that we were no longer eligible to service under the Medicare Durable Medical Equipment, Prosthetics, Orthotics, and Supplies ("DMEPOS") Competitive Bidding Program, which took effect on July 1, 2013. This increase in net loss from discontinued operations is partially offset by the associated cost of sales for these products along with a $0.9 million decrease in amortization expense related to the customer relationship asset acquired in the June 2011 acquisition of Neighborhood Diabetes.
Liquidity and Capital Resources
As of December 31, 2015, we had $122.7 million in cash and cash equivalents. We believe that our current cash and cash equivalents, together with the cash expected to be generated from sales, will be sufficient to meet our projected operating and debt service requirements for at least the next twelve months.
Equity
In July 2014, in connection with the extinguishment of $28.5 million in principal amount of 3.75% Notes (as defined below), we issued 348,535 shares of common stock to the holders representing the conversion value in excess of the principal amount.
Additional information about our common stock issuances is provided in note 14 to the consolidated financial statements.
Debt
In June 2014 we sold $201.3 million in principal amount of 2% Convertible Senior Notes due June 15, 2019 (the "2% Notes"). The interest rate on the notes is 2% per annum, payable semi-annually in arrears in cash on June 15 and December 15 of each year. The 2% Notes are convertible into our common stock at an initial conversion rate of 21.5019 shares of common stock per $1,000 principal amount of the 2% Notes, which is equivalent to a conversion price of approximately $46.51 per share, subject to adjustment under certain circumstances.
Cash interest expense related to the 2% Notes was $4.0 million and $2.3 million in the years ended December 31, 2015 and 2014, respectively. Non-cash interest expense related to the 2% Notes was $7.7 million and $4.0 million in the years ended December 31, 2015 and 2014, respectively.
As of December 31, 2015, we included $171.7 million on the balance sheet in long-term debt related to the 2% Notes, which represents the principal amount of the notes, less unamortized debt discount and deferred financing costs.
Additional information regarding our debt issuances is provided in note 5 to the consolidated financial statements.
Capital Leases
As of December 31, 2015 and December 31, 2014, we have approximately $13.7 million and $8.0 million of manufacturing equipment acquired under capital leases, respectively. The obligations under the capital leases are being repaid in equal monthly installments over 24 to 36 month terms and include principal and interest payments with an effective interest rate of 13% to 17%. At December 31, 2015, $5.5 million was included in current liabilities and $0.3 million was included in long-term liabilities on our balance sheet related to these capital leases.
Additional information regarding our capital leases is provided in note 6 to the consolidated financial statements.

Exhibit 99.4

Summary of Cash Flows

	Years Ended December 31,
(In thousands)	2015	2014	2013
Cash (used in) provided by:
Operating activities	$(12,552)	$8,920	$3,348
Investing activities	(15,323)	(11,486)	(7,307)
Financing activities	(371)	4,032	96,393
Effect of exchange rate changes on cash	(275)	—	—
Net (decrease) increase in cash and cash equivalents	$(28,521)	$1,466	$92,434
Included in our summary of cash flows are the results of our discontinued operations. Refer to note 18 in the consolidated financial statements for further information.
Operating Activities
Our net cash used in operating activities for the year ended December 31, 2015 was $12.6 million compared to net cash provided by operating activities of $8.9 million in the year ended December 31, 2014. The decrease was primarily due to the increased investment in business operations in 2015 to support the growth of the business.
Our net cash provided by operating activities was $8.9 million for the year ended December 31, 2014 compared to $3.3 million in 2013. The $5.6 million increase in net cash provided by operating activities was primarily attributable to a lower net loss after non-cash adjustments including debt extinguishment costs and stock based compensation expense. This is partially offset by changes in working capital requirements, including an increase in accounts receivable and inventory.
Investing Activities
Our net cash used in investing activities in the year ended December 31, 2015 was $15.3 million compared to $11.5 million in 2014. The $3.8 million increase primarily related to the acquisition of our Canadian distributor in July 2015 of $4.7 million, partially offset by lower capital purchases.
Net cash used in investing activities in the year ended December 31, 2014 was $11.5 million compared to $7.3 million in 2013. The $4.2 million increase primarily related to the purchases of property and equipment, of which the majority related to the purchase of manufacturing equipment for use in the production of the OmniPod System.
Financing Activities
We had net cash used in financing activities for the year ended December 31, 2015 of $0.4 million compared to $4.0 million in net cash provided by financing activities in 2014. The $4.4 million decrease was primarily attributable to the increase in payments due to our purchase of additional capital lease property and equipment in 2015 as well as a $5.0 million net decrease in proceeds related to the 2014 issuance of long term debt.
Net cash provided by financing activities in the year ended December 31, 2014 was $4.0 million compared to $96.4 million in 2013. The decrease mainly related to the net proceeds from the 2013 issuance of common stock in connection with the public offering and the exercise of employee stock options.
Commitments and Contingencies
We lease our facilities in Massachusetts, New York, Florida, Canada and Singapore. Our leases are accounted for as operating leases. The leases generally provide for a base rent plus real estate taxes and certain operating expenses related to the leases.
Certain of our operating lease agreements contain scheduled rent increases. Rent expense is recorded using the straight-line method and deferred rent is included in other liabilities in the accompanying balance sheets.

Exhibit 99.4

The following table summarizes our principal obligations as of December 31, 2015 (in thousands):

Contractual Obligations	Total	2016	2017	2018	2019	2020	Later
Operating lease obligations	$14,728	$2,141	$2,178	$2,160	$2,169	$2,146	$3,934
Debt obligations(1)	215,170	4,025	4,025	4,025	203,095	—	—
Capital lease obligations(2)	6,143	5,874	269	—	—	—	—
Purchase obligations	2,000	2,000	—	—	—	—	—
Total contractual obligations	$238,041	$14,040	$6,472	$6,185	$205,264	$2,146	$3,934

(1)	The interest rate on the convertible debt is 2% per annum. We have included future payments of interest on the long-term debt in our obligations.

(2)	The effective interest rate on the capital lease obligations is 13-17%. We have included future payments of interest on the capital leases in our obligations.
Legal Proceedings
The significant estimates and judgments related with establishing litigation reserves are discussed under "Legal Proceedings" in note 13 of the consolidated financial statements.
Off-Balance Sheet Arrangements
As of December 31, 2015, we did not have any off-balance sheet financing arrangements.
Critical Accounting Policies and Estimates
Our financial statements are based on the selection and application of generally accepted accounting principles, which require us to make estimates and assumptions about future events that affect the amounts reported in our financial statements and the accompanying notes. Future events and their effects cannot be determined with certainty. Therefore, the determination of estimates requires the exercise of judgment. Actual results could differ from those estimates, and any such differences may be material to our financial statements.
Based on the sensitivity of reported financial statement amounts to the underlying estimates and assumptions, the relatively more significant accounting policies applied by us have been identified by management as those associated with the following:
•Revenue recognition
•Stock-based compensation and equity investments
•Business Combinations
•Goodwill
•Intangibles and other long-lived assets
•Accounts receivable and allowance for doubtful accounts
•Warranty
Additional information on our critical accounting estimates and significant accounting policies, including references to applicable footnotes, is provided in note 2 to the consolidated financial statements.
Recent Accounting Pronouncements
Information with respect to recent accounting developments is provided in note 2 to the consolidated financial statements.